EXHIBIT 2.02

CONFIDENTIAL TREATMENT REQUESTED

AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT

     THIS AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT (“Amendment”) is made as of July 29, 2002 among INTUIT INC., a Delaware corporation (“Seller”), BRFC LLC, a Michigan limited liability company (“Buyer”), QUICKEN LOANS INC., a Michigan corporation (“Quicken Loans”), and TITLE SOURCE, INC., a Michigan corporation (“Title Source”).

RECITALS

     A. Seller, Buyer, Quicken Loans and Title Source have entered into the Stock Purchase and Sale Agreement, dated as of June 20, 2002 (the “Agreement”). Capitalized terms used in this Amendment without definition are used as defined in the Agreement.

     B. Seller, Buyer, Quicken Loans and Title Source desire to revise the Agreement on the terms and conditions set forth in this Agreement.

     THEREFORE, the parties agree as follows:

1 Source of Dividend. Section 1.1.2 of the Agreement is amended by adding the following to Section 1.1.2:

“The Dividend shall be paid by Title Source until its total assets minus the sum of its total liabilities is reduced to $1,000,000, and the balance of the Dividend shall be paid by Quicken Loans.”

2 Clarification of Tangible Shareholders’ Equity. Section 1.1.3 of the Agreement is amended by adding the following to Section 1.1.3:

“Tangible Shareholders’ Equity shall be determined without taking into effect Quicken Loans or Title Source entering into any Ancillary Agreement or authorizing or paying the Dividend.”

3 Update to Note Security Documents. Section 1.1.5 of the Agreement is amended and restated to read as follows:

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission (SEC). We omitted such portions from this filing and filed them separately with the SEC.

“1.1.5 Note. Before the Closing Date (as defined in Section 1.4), Seller shall cause Holding to deliver a promissory note in the principal amount of $23,300,000 issued to Seller in the form attached as Exhibit 1.1.5(1) (the “Note”). Seller shall cause the Note to be secured by all of the assets of Holding, whether now owned or hereafter acquired, pursuant to a pledge agreement in the form attached as Exhibit 1.1.5(2) and a security agreement in a form similar to that attached as Exhibit 1.1.5(4) (together, the “Security Agreement”). Seller shall cause the Note to be guaranteed by Quicken Loans and Title Source pursuant to a guaranty and surety agreement in the form attached as Exhibit 1.1.5(3) (the “Guaranty”). Seller shall cause the Guaranty to be secured by all of the assets of Quicken Loans and Title Source, whether now owned or hereafter acquired, pursuant to a security agreement in the form attached as Exhibit 1.1.5(4) (the “Guaranty Security”). The Security Agreement, the Guaranty and the Guaranty Security shall be subordinate to any non-affiliated third party warehouse financing and any non-affiliated third party credit facility in the maximum principal amount of $5 million which Holding, Quicken Loans or Title Source may acquire.”

4 Parties to the Distribution Agreement. Sections 3.1.12 and 4.1.8 of the Agreement are amended and restated to read as follows:

“3.1.12 Distribution Agreement. Seller shall, and shall cause Quicken Loans and Holding to, execute and deliver a Distribution Agreement among Seller, Quicken Loans and Holding in the form attached as Exhibit 3.1.12 (the “Distribution Agreement”), and deliver a copy of it to Buyer at the Closing.”

“4.1.8 Agreements. The following agreements shall have been executed and delivered: (1) Holding shall have entered into the Note and Seller and Holding shall have entered into the Security Agreement in the forms of Exhibit 1.1.5(1) and Exhibit 1.1.5(2) and substantially in the form of Exhibit 1.1.5(4), respectively, (2) Seller, Quicken Loans and Title Source shall have entered into the Guaranty in the form of Exhibit 1.1.5(3), (3) Seller, Quicken Loans and Title Source shall have entered into the Guaranty Security in the form of Exhibit 1.1.5(4), (4) Seller, Quicken Loans and Holding shall have entered into the Distribution Agreement in the form of Exhibit 3.1.12, (5) Seller, Quicken Loans and Holding shall have entered into the License Agreement in the form of Exhibit 3.1.13, (6) Seller and Holding shall have entered into the Shareholders Agreement in the form of Exhibit 3.1.14, (7) Seller, Quicken Loans, Title Source and Holding shall have entered into the Loan Agreements to which they are a party in the forms of Exhibit 1.1.5(2), 1.1.5(3), 1.1.5(4) and/or 3.1.15 and their attachments, (8) Seller, Quicken Loans and Title Source shall have entered into the Transition Services Agreement in the form of Exhibit 3.1.16, (10) Seller and Holding shall have entered into the Registration Rights Agreement in the form of Exhibit 3.1.17, and (11) Seller shall have terminated the Non-Compete Agreement.”

5 Parties to the License Agreement. Section 3.1.13 of the Agreement is amended and restated to read as follows:

“3.1.13 License Agreement. Seller shall, and shall cause Quicken Loans and Holding to, execute and deliver a License Agreement among Seller, Quicken Loans and Holding in the form attached as Exhibit 3.1.13 (the “License Agreement”), and deliver a copy of it to Buyer at the Closing.”

6 Parties to Shareholders Agreement. Sections 3.1.14, 3.2.5 and 4.2.8 of the Agreement are amended and restated to read as follows:

“3.1.14 Shareholders Agreement. Seller shall, and shall cause Holding to, execute and deliver a Shareholders Agreement with Buyer and Daniel Gilbert in the form attached as Exhibit 3.1.14 (the “Shareholders Agreement”) and deliver a copy of it to Buyer at the Closing.”

“3.2.5 Shareholders Agreement. Buyer shall, and shall cause Daniel Gilbert to, execute and deliver the Shareholders Agreement and deliver a copy of it to Seller at the Closing.”

“4.2.8 Agreements. Buyer and Daniel Gilbert shall have entered into, executed and delivered the Shareholders Agreement in the form of Exhibit 3.1.14.”

7 Parties to Loan Agreements. Sections 3.1.15 and 3.2.6 of the Agreement are amended and restated to read as follows:

“3.1.15 Warehouse Loan Agreement. (1) Seller shall, and shall cause Quicken Loans to, execute and deliver a Warehouse Loan Agreement between Seller and Quicken Loans in the form attached as Exhibit 3.1.15, (2) Seller shall, and shall cause Quicken Loans to, execute and deliver a security agreement between Seller and Quicken Loans, substantially in the form attached as Exhibit 1.1.5(4), (3) Seller shall, and shall cause Holding and Title Source to, execute and deliver a guaranty and surety agreement, substantially in the form attached as Exhibit 1.1.5(3), and a security agreement, substantially in the form attached as Exhibit 1.1.5(4), with respect to the Warehouse Loan Agreement, and (4) Seller shall, and shall cause Holding to, execute and deliver a pledge agreement, substantially in the form attached as Exhibit 1.1.5(2) (collectively, the “Loan Agreements”), and deliver a copy of them to Buyer at the Closing.”

“3.2.6 [RESERVED]”

8 Buyer’s Indemnification. Section 5.3(e) of the Agreement is amended and restated to read as follows:

“All liabilities and obligations (1) included in the liabilities in the balance sheet as of the Closing Date used pursuant to Sections 1.1.3 and 1.1.4 to determine the amount of the Dividend, (2) arising after the Closing Date (and not as a result of any breach occurring on or after December 9, 1999 and on or before the Closing Date) under all written or oral contracts, agreements, arrangements, commitments and undertakings, including leases, licenses, permits, assignments, mortgages, transactions, obligations or other instruments, to which Holding, Quicken Loans or Title Source is a party or to which Holding, Quicken Loans or Title Source or any of their respective assets or properties is bound, or (3) with respect to the 401(k) Obligations; provided that any excess contributions held in Seller’s 401(k) plan that are returned in connection with the 401(k) Obligations shall not constitute Buyer’s Damages. To the extent (1) liabilities are included in the balance sheet as of the Closing Date used pursuant to Sections 1.1.3 and 1.1.4 to determine the amount of the Dividend, (2) such liabilities are for Known Obligations, and (3) Buyer’s Damages for such Known Obligations after the date of such balance sheet (including any amounts paid by Quicken Loans, Title Source, Holding or Buyer to investigate, defend and settle the Known Obligations after the date of such balance sheet) are ultimately less than the amounts included in such balance sheet after the final and non-appealable disposition of such Known Obligations, Quicken Loans shall pay in cash to Seller promptly after such disposition the difference between such Buyer’s Damages and the amounts included in the balance sheet; or”

     9 Buyer’s Expenses. Sections 6.3 and 6.4 of the Agreement are amended and restated to read as follows:

“6.3 Brokerage. All negotiations relative to this Agreement and the transactions described in this Agreement have been carried on by the parties to this Agreement directly without the intervention of any person, and such negotiations, and the consummation of the transactions under this Agreement, will not result in any liability by any party for any finder’s fee, brokerage commission or other similar fee, except that (1) Buyer has engaged Jefferies & Company, Inc. as its financial advisor, and Quicken Loans, Title Source and/or Holding will be responsible for its fees in connection with the transactions under this Agreement (provided that such fees shall not be included in the balance sheet as of the Closing Date used pursuant to Sections 1.1.3 and 1.1.4 to determine the amount of the Dividend and such balance sheet shall be computed as if Buyer were paying such fees), and (2) Seller has engaged Houlihan Lokey Howard & Zukin as its financial advisor and will be responsible for its fees in connection with the transactions under this Agreement. Each party (the “Party”) shall pay or discharge, and shall indemnify, defend and hold the other parties harmless from and against, any and all claims or liabilities for brokerage or other commissions or finder’s or other fees resulting from any actions of the Party which are not in accordance with the preceding sentence.”

“6.4 Expenses. Each party to this Agreement shall pay its own expenses incident to this Agreement and the transactions described in this Agreement, including, without limitation, counsel fees, brokerage, finder or financial advisor fees and accounting fees, except as provided in Section 1.2, Section 6.5 and the following two sentences. Quicken Loans, Title Source and/or Holding may pay Buyer’s expenses incident to this Agreement and the transactions described in this Agreement; provided that such fees shall not be included in the balance sheet as of the Closing Date used pursuant to Sections 1.1.3 and 1.1.4 to determine the amount of the Dividend and such balance sheet shall be computed as if Buyer were paying such fees. [ * ]; provided that such fees shall not be included in the balance sheet as of the Closing Date used pursuant to Sections 1.1.3 and 1.1.4 to determine the amount of the Dividend and such balance sheet shall be computed as if Buyer and Seller were paying such fees.”

10 Stock Sale Restrictions. The references to “Buyer” in the first, third and fourth sentences of Section 6.7 of the Agreement are amended to read “Holding.”

11 Exhibit Index. The lines referring to exhibit numbers 1.1.5(2), 3.1.15(1), 3.1.15(2) and 3.1.15(3) in the exhibit index to the Agreement are amended and restated to read as follows:

Exhibit 1.1.5(2) shall read as: “1.1.5(2) Form of Pledge Agreement”

Exhibits 3.1.15(1), 3.1.15(2) and 3.1.15(3) shall be combined to read as: “3.1.15 Form of Mortgage Warehousing Loan Agreement and Related Documents”

12 Exhibits. Exhibit 1.1.5(1), Exhibit 1.1.5(2), Exhibit 1.1.5(3), Exhibit 1.1.5(4), Exhibit 3.1.14, Exhibit 3.1.15(1), Exhibit 3.1.15(2), Exhibit 3.1.15(3), Exhibit 3.1.16 and Exhibit 3.1.17 to the Agreement are amended and restated to read as provided in Exhibit 1.1.5(1), Exhibit 1.1.5(2), Exhibit 1.1.5(3), Exhibit 1.1.5(4), Exhibit 3.1.14, Exhibit 3.1.15, Exhibit 3.1.16 and Exhibit 3.1.17 to this Amendment.

13 No Other Amendment. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect and is ratified by the parties.

* We have requested confidential treatment for certain portions of this document pursuant to an application for confidential treatment sent to the SEC. We omitted such portions from this filing and filed them separately with the SEC.

[Amendment to Stock Purchase and Sale Agreement Signature Page]

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth in the introductory paragraph of this Amendment.

BUYER:	BRFC LLC

	By:	/s/ Daniel B. Gilbert

	Its:	Manager

SELLER:	INTUIT INC

	By:	/s/ Raymond G. Stern

	Its:	Senior Vice President Corporate Development & Strategy

QUICKEN LOANS:	QUICKEN LOANS INC

	By:	/s/ William Emerson

	Its:	Chief Executive Officer

TITLE SOURCE:	TITLE SOURCE, INC.

	By:	/s/ Jeffrey Eisenshtadt

	Its:	President

EXHIBIT INDEX

Exhibit Number	Description

1.1.5(1)	Form of Note
1.1.5(2)	Form of Pledge Agreement
1.1.5(3)	Form of Guaranty
1.1.5(4)	Form of Guaranty Security
3.1.14	Form of Shareholders Agreement
3.1.15	Form of Mortgage Warehousing Loan Agreement and Related Documents
3.1.16	Form of Transition Services Agreement
3.1.17	Form of Registration Rights Agreement